Exhibit 99.1

Conference call:	Today, March 11, 2010 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231 2901 or (415) 226 5359

Wave Q4 Revenues Grew 58% to $5.2 Million,
Q4 Billings Rose 91% to $7.1 Million and
2009 Revenues Rose 114% to $18.9 Million

Lee, MA—March 11, 2010—Wave Systems Corp. (NASDAQ: WAVX) a leading provider of management software for hardware-based security, today reported improved results for the fourth quarter (Q4) and year ended December 31, 2009, and reviewed recent corporate progress.

Wave’s Q4 2009 net revenues rose 58% to $5.2 million, compared with Q4 2008 net revenues of $3.3 million, reflecting an increase in bundled software royalties, as well as growth in software license upgrades.  Q4 2009 net revenues rose 7.6% over Q3 2009, as higher software licensing sales more than offset a modest decline in services revenues related to a government consulting contract.  For the full year 2009, net revenues grew 114% to $18.9 million compared to 2008 net revenues of $8.8 million due primarily to higher per-unit royalty rates earned during 2009.

Reflecting continued increases in Wave’s software license sales activity, Q4 2009 billings (a non-GAAP measure of demand, which reflects shipments and upgrade contracts signed during the period, but which may be recognized as revenue over future periods) rose 91% to $7.1 million versus Q4 2008 billings of $3.7 million, and rose 37% versus Q3 2009 billings of $5.2 million.  For the full year 2009, billings grew 109% to $20.9 million, compared with 2008 billings of $10 million.  A reconciliation of net revenue to billings is provided below.

Wave’s software upgrade sales are recorded as deferred revenue and recognized generally over a 365-day period.  As a result of this treatment and the growth in Wave’s upgrade sales activity, deferred revenue (net of revenue recognized) increased 119% to $3.5 million at December 31, 2009, compared with deferred revenue of $1.6 million at September 30, 2009, and increased 136% as compared to deferred revenue of $1.5 million at December 31, 2008.

As a result of planned investments in the company’s sales and marketing efforts to support OEM partners and related sales opportunities, Wave’s Q4 ‘09 SG&A rose to $3.7 million as compared to $2.9 million in Q3 ‘09, but was in line with Q4 ‘08 SG&A of $3.8 million.  Wave’s increased SG&A expenses included higher professional fees and sales commissions, expanded product development and marketing outreach, as well as targeted sales team additions to support a major new PC OEM relationship.

Wave reported a reduced Q4 2009 net loss attributable to common stockholders of $1.0 million, or $0.01 per basic and diluted share, compared with a Q4 2008 net loss attributable to common stockholders of $4.0 million, or $0.07 per basic and diluted share.  The Q4 2008 net loss included a charge of $657,000 related to the non-cash beneficial conversion feature on the Series J and Series K convertible preferred stock issued during that quarter.  Per-share figures are based on a weighted average number of basic shares outstanding in the fourth quarters of 2009 and 2008 of 73,893,750 and 58,707,897, respectively.

Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis.  Principally reflecting a $782,000 sequential increase in SG&A investment in the period, Wave reported negative EBITDAS of $513,000 for Q4 ‘09 compared to essentially breakeven EBITDAS in Q3 ‘09 and negative EBITDAS of $2.8 million in Q4 ‘08.  For the 2009 year as a whole, Wave reported a substantial improvement to negative EBITDAS of $1,343,000 as compared to negative EBITDAS of $18,038,000 in 2008.  A reconciliation of net income to EBITDAS is below.

For the full year 2009, Wave reported a net loss attributable to common stockholders of $3.3 million, or $0.05 per basic and diluted share, compared with a 2008 net loss attributable to common stockholders of $21.2 million, or $0.38 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in 2009 and 2008 of 68,526,572 and 55,379,118, respectively.

As of December 31, 2009, Wave had cash and cash equivalents of $1.9 million, total current assets of $6.0 million and total current liabilities—including $3.5 million of deferred revenue— of $8.0 million.

“The fourth quarter of 2009 was a watershed period for Wave as we continued to increase sequential revenue for the quarter and full year, completed our largest-ever enterprise upgrade sale and worked to expand our PC OEM business through a software reseller agreement with HP,” commented Steven Sprague, Wave’s CEO.  “In addition to the financial significance of the $5.7 million multi-year software license and maintenance orders we secured from a ‘Big Three’ U.S. automaker ($1.9 million of which was recorded as billings in Q4 ‘09), we believe their adoption of Wave’s management solution for self-encrypting drives demonstrates the value and performance benefits of our approach to data protection.”

Sprague continued, “On the distribution side, our new HP reseller agreement allows HP to offer Wave software to their customers through VAR and direct sales channels, opening up a new base of prospective enterprise customers.  I’m pleased to report that in Q1 2010 we have already filled our first order as a result of this relationship.”

“As part of our strategy, we have hired several seasoned PC industry sales and marketing team members who will focus solely on HP initiatives,” Sprague added.  “We are also furthering investment in our sales and marketing programs to support this and other OEM opportunities as we continue to pursue customers interested in the data protection and identity protection solutions we provide.  Supporting this interest is domestic and international legislation that imposes, in some cases, financial penalties for companies who experience data breach or loss.”

Auditor’s Opinion Letter Disclosure

Pursuant to Rule 4350 of the FINRA Marketplace Rules, Wave is announcing, as it has done the past five years at this time, that its auditors’ opinion letter, which will be contained in Wave’s Form10-K for the year ended December 31, 2009, raises substantial doubt about Wave’s ability to continue as a going concern given its recurring losses from operations, working capital position and its accumulated deficit.

Summary of recent progress/developments:

•                  Wave Received $5.7 Million in Orders for Global Automaker—In late December, Wave received multi-year license and maintenance orders for its EMBASSY® Remote Administration Server (ERAS) software for a U.S.-based automotive company.  The customer is deploying Wave’s solution on a global basis in conjunction with new laptop computers equipped with self-encrypting drives for the protection of sensitive customer financial, competitive and other confidential data.  The initial orders valued at $1.9 million were delivered and invoiced in December and paid in Q1 2010.  The remaining orders are scheduled to be delivered and invoiced over the next few years (through 2013).  Non-invoiced orders are cancelable by the customer.

•                  Wave Software Becomes Available through HP’s Direct Sales Force and VAR Channel in November—Wave signed a license agreement that permits HP to offer Wave’s security solutions on a resale basis through HP’s Software Licensing and Management Solutions (SLMS)/Third Party Solutions (3PS) Group.  In Q1 2010, Wave filled the first order from an HP customer.  The reseller agreement does not provide for guaranteed minimum shipped quantities or royalties.

•                  Trusted Strategies LLC Issues Report Which Shows Significant Performance Advantages for Hardware-based Encryption over Software Solutions — In its research, Trusted Strategies ran tests on three leading software FDE solutions and one hardware FDE solution, Seagate self-encrypting drives, putting them through a battery of tests such as virus scanning and reading and writing files.  Among the results: software FDE slowed PC performance and can take as long as 24 hours to configure and encrypt the data on a single PC.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of more than 100 companies that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM) and supports the TCG’s “Opal” self-encrypting drive standard.  Self-encrypting drives are a growing segment of the data protection market, offering increased security and better performance than many existing software-based encryption solutions.  TPMs are included on an estimated 300 million PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net revenues:
Licensing	5,140,132	3,248,746	18,013,043	8,691,576
Services	73,120	41,990	875,836	118,239
Total net revenues	$5,213,252	$3,290,736	$18,888,879	$8,809,815
Operating expenses:
Cost of sales – licensing	293,661	169,207	876,723	736,429
Cost of sales – services	65,298	30,955	521,168	87,752
Selling, general, and administrative	3,723,901	3,785,985	12,992,715	16,375,372
Research and development	2,127,320	2,126,563	7,825,058	11,702,776
Write-off of impaired assets	—	447,128	—	447,128
Total operating expenses	6,210,180	6,559,838	22,215,664	29,349,457
Operating loss	(996,928)	(3,269,102)	(3,326,785)	(20,539,642)
Net interest expense	(3,626)	(25,437)	(19,466)	(9,572)
Net loss	(1,000,554)	(3,294,539)	(3,346,251)	(20,549,214)
Accretion of non-cash beneficial conversion feature on Series J and Series K Preferred Stock	—	(657,000)	—	(657,000)
Net loss attributable to common stockholders	(1,000,554)	(3,951,539)	(3,346,251)	(21,206,214)
Loss per common share – basic and diluted	$(0.01)	$(0.07)	$(0.05)	$(0.38)
Weighted average number of common shares outstanding during the period	73,893,750	58,707,897	68,526,572	55,379,118

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three months ended		Twelve months ended
	12/31/09	12/31/08	12/31/09	12/31/08
Total net revenues	$5,213,252	$3,290,736	$18,888,879	$8,809,815
Increase in deferred revenue	1,901,162	433,484	2,016,817	1,195,019

Total billings (Non-GAAP)	$7,114,414	$3,724,220	$20,905,696	$10,004,834

Net loss as reported	$(1,000,554)	$(3,294,539)	$(3,346,251)	$(20,549,214)
Interest expense	3,626	25,437	19,466	9,572
Income tax (benefit) expense	—	—	—	—
Depreciation and amortization	68,260	115,925	259,210	395,253
Stock-based compensation expense	415,408	399,694	1,724,874	2,105,941

EBITDAS (Non-GAAP)	$(513,260)	$(2,753,483)	$(1,342,701)	$(18,038,448)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance because it includes deferred revenue related to our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,900,014	$951,563
Accounts receivable, net of allowance for doubtful accounts of $-0- and $16,364 at December 31, 2009 and 2008, respectively	3,850,020	1,701,829
Prepaid expenses	207,343	227,967
Total current assets	5,957,377	2,881,359
Property and equipment, net	237,237	408,440
Other assets	133,311	139,975
Total Assets	6,327,925	3,429,774

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	4,441,658	7,655,834
Current portion of capital lease payable	61,857	63,537
Deferred revenue	3,500,861	1,484,044
Total current liabilities	8,004,376	9,203,415
Long-term portion of capital lease payable	183,505	245,362
Total liabilities	8,187,881	9,448,777

Stockholders’ Equity (Deficit):
8% Series I Convertible Preferred stock, $.01 par value. -0- shares issued and outstanding (liquidation preference of $968,000) in 2009 and 2008	—	2
Series J Convertible Preferred stock, $.01 par value. -0- shares issued and outstanding (liquidation preference of $364,000) in 2009 and 2008	—	1
8% Series K Convertible Preferred stock, $.01 par value. -0- shares issued and outstanding (liquidation preference of $1,276,800) in 2009 and 2008	—	5
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 75,211,054 shares issued and outstanding in 2009 and 58,877,968 in 2008	752,110	588,780
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2009 and 2008	382	382
Capital in excess of par value	345,423,667	338,081,691
Accumulated deficit	(348,036,115)	(344,689,864)
Total Stockholders’ Equity (Deficit)	(1,859,956)	(6,019,003)
Total Liabilities and Stockholders’ Equity (Deficit)	$6,327,925	$3,429,774

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